Third Fiscal Quarter 2025

Fellow Affirm Shareholders,



In FQ3'25 we delivered another strong set of results:

Gross Merchandise Volume ("GMV")	Revenue	Revenue Less Transaction Costs ("RLTC")[1]
$8.6B	$783M	$353M
+36%	+36%	+53%

Operating Income (As a percentage of Revenue)	Adjusted Operating Income[1] (As a percentage of Revenue)	Net Income
(1%)	22%	$3M
+27 pp	+9 pp	+$137M

All comparisons on a year-over-year basis unless otherwise indicated

Before offering the obligatory macroeconomic commentary, let me first highlight a few key network growth wins from this quarter.

The value of Affirm's network is ultimately a function of the number of relationships we have with consumers and merchants – directly or through a strategic partner – and we spend all available time maximizing this number: always thoughtfully, and also aggressively when it makes sense.

We continued to lean into 0% APR monthly installments which grew 44% year over year, and constituted 13% of total GMV, the highest level in the past two years. While the revenue and RLTC content in such transactions is marginally lower compared to interest-bearing loans, they attract higher credit quality consumers to Affirm, drive outsized point of sale conversion for merchants, and build our brand equity. Approximately 80% of monthly 0% volume in FQ3'25 came from prime and super prime borrowers compared to roughly 50% we typically see in interest-bearing products.

We added 1.8M new-to-Affirm consumers this quarter, while maintaining 94% overall repeat rate, in part due to the attractiveness of monthly 0% programs. New-to-Affirm consumers whose first transaction was a monthly 0% grew by more than 70% year over year.

[1] Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter.

2 Affirm FQ3'25 Shareholder Letter

3 Affirm FQ3’25 Shareholder Letter Our monthly 0% programs are a uniquely on-mission form of promotional finance: true zero-interest, zero-compounding, zero-fee loans that help consumers’ money go further. While we sometimes self-fund these on our own surfaces (our apps and the card), several very large merchants fully funded such programs at the point of sale this quarter with excellent results. We are very excited to bring many more merchant-funded 0% APR programs to shoppers, exclusively from Affirm. Speaking of the Affirm Card, the power tool for Affirm consumers had another strong quarter – $807 million of GMV (115% year-over-year growth) from approximately 2M active cardholders. The team has launched countless features making the card better (and adding hundreds of millions of projected annual GMV to the program): expanding card availability to more Affirm consumers, increasing onboarding success, adding seamless foreign transaction support, and relentlessly improving user experience. We continue to see excellent retention and usage from our cardholders, and are investing significant efforts in making their overall card experience better. This quarter we also onboarded a second card issuing partner bank to improve system redundancy, and announced our partnership with FIS aimed at bringing the unique Affirm Card functionality to FIS customers. Networks become stronger as more participants connect to them, and we are pleased with the initial interest we received in response to our announcement. Finally, we are proud to announce our online partnership with Costco – a brand and a retailer I have personally admired for a long time because of their unwavering commitment to customer experience and transparency. It will be a privilege to deliver honest financial products to their members. Our credit results once again speak for themselves. But of course the question of the moment is “are we entering a world of pain, and if so, how do we expect Affirm to perform?” Demand for Affirm remains excellent: year-over-year GMV growth accelerated for the third consecutive quarter, including a strong March, which continued into April. Credit outcomes are in-line with our predictions, and as always, we are watching attentively for any indicators of macroeconomic stress, and fine-tuning the settings of our models continuously. That’s the tactical snapshot. Strategically, we believe we have all the tools necessary to manage our business effectively in any macroeconomic environment. In a mild stress scenario (relatively few jobs lost), we would expect to see a gradual uptick in delinquencies; in a more severe one, perhaps a more rapid increase. In either case, we would also expect an increase in demand for Affirm as shoppers seek the optionality of more time to pay for their purchases, and merchants look for ways to make price increases more palatable to buyers. If a response is warranted, we have both the levers and the agility to adjust credit approvals to match applicants’ ability to pay us back, as we underwrite and approve every transaction. We model that in a recession scenario of a ~50% increase in credit stress, a reduction in approvals required to maintain our target credit results would “cost” us about 10 percentage points of GMV growth. Given the starting point of today’s abundant growth, those decisions become quite easy. We expect to be able to moderate this impact with additional credit levers such as exposure limits, loan term selection, APR optimization, and increased use of cash flow underwriting.

44 Affirm FQ3’25 Shareholder Letter How can we be so confident? Because we have, in fact, already gone through something that rhymes with these scenarios in 2020, during the first few months of the pandemic. As the lockdowns began, long before the stimulus checks, we saw a 200% increase in demand while repayment metrics declined as folks were getting furloughed or laid off. A similar story unfolded during 2022-2023 as the Federal Reserve rates increased rapidly in response to the post-pandemic inflation. Both times, we responded by increasing the minimum credit quality we were willing to accept, adjusted our average term lengths marginally down to further limit exposure, and worked closely with our merchant partners to help their businesses thrive. As an aside, the vast majority of these partners are still with Affim today, in part because of the way we treated them during times of uncertainty. Equally importantly, we were totally transparent with our capital partners as we worked tirelessly to protect their yields, a strategy that has paid incredible relationship dividends over the years. An observation our then-CFO (and now COO) Michael made in March of 2020 really stuck with me: given our average loan term, “all we had to do” was to select the appropriate credit posture going forward, because by August of the same year, half of our book would have been repaid. Like any business, we are certainly not immune to economic downturns, but we feel very confident in our ability to continue growing and adding value to our partners in any economy. While it’s tempting to speculate about the possible macroeconomic futures, at Affirm we know exactly why we are here: to build great products and to forge meaningful financial relationships with merchants and consumers, and ultimately, to improve lives. The mission remains the same no matter the weather outside. Thank you Team Affirm, as always, for another set of great results. Let’s finish the fiscal year strong – and profitable! Onward, More recent highlights: ● We extended our agreement with Shopify through June 2028, launched the beta of our Canadian collaboration, and announced that the UK will be the next market we plan to tackle together. ● We expanded our existing relationship with Adyen which will make integrating with Affirm in the UK significantly easier and quicker. In the US we partnered with JP Morgan Payments to make Affirm available to their merchant base. ● Travel has long been a segment with significant demand and growth for Affirm. We announced a ten-year partnership with UATP, the premier travel payments network, simplifying the process of accepting Affirm for UATP’s many airline and hotel constituents. ● Our space continues to be hotly contested by multiple scaled companies and gifted operators; nonetheless, Affirm is in a league of its own: according to third-party estimates, we grew GMV at nearly double the rate of our competitors in FQ3’25, and significantly outpaced our rivals in both revenue and RLTC. ● Our merchant partners appreciate what we do for them, with our dollar-based net expansion continuing to hover above 115% and renewal rates above 97% for merchants with trailing 12 months of $1M or greater GMV. Half of our annual GMV growth comes from existing merchants, and every annual merchant cohort since 2017 has continued to grow GMV over time. ● We are relying more and more on AI to accomplish various tasks at Affirm and are excited and optimistic about the future of this technology and its broad applicability. In one of the best examples of advanced machine learning helping us be more human, we launched a real-time, fully-automated merchant dispute adjudication process, helping consumers save money and reduce stress.

Gross Merchandise Volume (GMV) grew 36% to $8.6 billion and growth accelerated as we exited the quarter, with GMV in March increasing 40%.2 Growth was broad based with contributions from our largest merchant partner, wallets partners, direct-to-consumer offerings including Affirm Card, and the remainder of the business. GMV from our top five merchants and platform partners collectively grew 31%. We proactively drove growth in 0% APR products during the quarter, with 0% APR monthly installment GMV increasing 44%. This growth came as several large partners, including our two largest enterprise partners and other large consumer electronics and travel merchants, increased the usage of 0% APR offers. We also made 0% APR offers more prominent and available on Affirm Card, which led to a 15x increase in 0% APR GMV on Card. Merchant discount rate on 0% APR GMV also slightly increased as the mix of such products shifted towards merchant-funded offers. The general merchandise and consumer electronics categories again contributed significantly to growth. Newer merchant categories such as professional and legal services, which we generally serve via partner platforms, grew almost 60% and contributed to a strong performance in the ‘Other’ category. FQ3’25 Operating Highlights 5 Affirm FQ3’25 Shareholder Letter Direct-to-Consumer GMV (D2C GMV) grew 50% to $2.4 billion and Affirm Card GMV within this grew 115% to $807 million. The growth rates for Card and D2C overall accelerated from the prior quarter. GMV derived from in-store usage of Card grew over 150%, and the mix of in-store GMV on Card remains an order of magnitude higher than that of Affirm overall. Active cardholder count more than doubled to 1.9 million active cardholders as card attach rate continued to increase.3 Compared to the prior year, the mix of card GMV continued to gradually shift towards merchant-funded products such as monthly 0% and Pay in X. Card unit economics remained consistent with prior periods and similar to that of Affirm overall. Active consumers, excluding the discontinued Returnly business, increased 23% to 21.9 million as of March 31, 2025, consistent with the year-over-year growth rate in the prior quarter. Growth in new users, as measured by first-time customer transactions, also accelerated compared to the prior quarter. Active merchant count increased 23% to 358 thousand as of March 31, 2025, as annual growth in active merchant count exceeded 20% for the third consecutive quarter. 2All growth rate references are on a year-over-year basis unless otherwise indicated. 3Card attach rate defined as active cardholders divided by total active consumers during a given period.

FQ3’25 Financial Highlights

Total Revenue as a % of GMV	RLTC as a % of GMV	Operating Income (Loss) as a % of Revenue	Adj. Operating Income as a % of Revenue
9.2%	4.1%	(1%)	22%
Flat	**+45 bps**	**+27 pp**	**+9 pp**

All comparisons on a year-over-year basis

Total Revenue

Total revenue grew 36% to $783 million. Revenue as a percentage of GMV was 9.2%, the same as in FQ3’24. The following factors contributed to revenue growth:

- Interest income grew 28%, driven primarily by growth in loans held for investment, which increased approximately 21%.
- Network revenue grew 40%, or slightly above overall GMV growth, in part due to a mix shift towards 0% APR products which on average have higher network revenue as a percentage of GMV than interest-bearing products.
- Gain on sales of loans grew 89%. This increase was driven primarily by an increase in loans sold, which grew approximately 72%. The mix of loans sold as a percent of GMV continued to be higher compared to some prior periods in part due to the ramping of the Sixth Street and other forward flow partnerships.
- Servicing income grew 27% and remained stable at approximately 2% of the average off-balance sheet platform portfolio on an annualized basis.

As a percent of GMV, revenue was flat. Interest income as a percent of GMV decreased as the mix of loans sold increased from 33% of GMV in FQ3’24 to 43% in FQ3’25. This contributed to loans held for investment growing 21%, which was meaningfully lower than overall GMV growth.

Additionally, the mix of 0% APR GMV, including Pay in X, increased from 27% in FQ3’24 to 28% in FQ3’25, leading to a lower average interest yield on loans.

These declines were offset by a 25 basis point increase in gain on sales of loans and a 6 basis point increase in other revenue sources. This increase again primarily reflects the higher mix of loans sold and product mix shift towards 0% APR loans.

Year-over-Year Change in Revenue as a % of GMV


10%
9%
8%
7%
6%
5%
9.15%
0.25%
(0.31%)
0.06%
9.15%
FQ3'24
Gain on sales of loans
Interest income
Other revenue*
FQ3'25

*Other revenue includes network revenue and servicing income

6 Affirm FQ3'25 Shareholder Letter

7 Affirm FQ3’25 Shareholder Letter RLTC RLTC grew 53% to $353 million. RLTC as a percentage of GMV increased 45 basis points to 4.1% and slightly exceeded our 3 to 4% long-term target range. The 45 basis point increase was entirely attributable to an improvement in transaction costs. Transaction costs declined as a percent of GMV across all line items, with approximately half of the improvement derived from lower provision for loan losses, and the bulk of the remainder from a decline in funding costs. Year-over-Year Change in RLTC as a % of GMV Average Funding Costs Funding costs were a tailwind to RLTC as a percent of GMV with average funding costs declining approximately 50 basis points year over year and 20 basis points sequentially to 7.1%. We observed strong uptake of 0% APR offers during the quarter, with GMV from 0% APR monthly installment products increasing 44% while Pay-in-X volume increased 38%. The growth rate of 0% APR products exceeded both our overall GMV growth rate and the assumptions embedded in our FQ3’25 outlook. 0% APR products have a better credit risk profile and higher conversion rate than interest-bearing products but modestly lower revenue and RLTC contributions. *Other transaction costs include changes processing and servicing expense and loss on loan purchase commitment

8 Affirm FQ3’25 Shareholder Letter Operating Income Operating Income improved $152 million to an ($8) million operating loss, compared to a ($161) million loss in FQ3’24. Operating Income as a percentage of revenue, or Operating Margin, was approximately (1%) in the period, compared to (28%) during FQ3’24. Of the $8 million loss, $47 million was attributable to enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners. The $152 million improvement in Operating Income was driven by a $122 million increase in RLTC and $31 million decrease, or 8% decline, in operating expenses excluding transaction costs. Within these operating expenses: Adjusted Operating Income Adjusted Operating Income increased $95 million to $174 million, compared to $79 million in Adjusted Operating Income in FQ3’24. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 22% during the period compared to 14% during FQ3’24. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, depreciation and amortization, and other items. The $95 million increase in Adjusted Operating Income consisted of a $122 million increase in RLTC, which was partially offset by increases in the following non-GAAP operating expenses: ● Technology and data analytics increased $28 million, or 22%, as transaction count increased 46% and led to higher infrastructure expenses. Additionally, we continued to invest in products such as Card, wallet partnerships, and international expansion, including investments made into incremental headcount associated with these projects. ● Sales and marketing declined $59 million, or 44%, entirely due to a $65 million decline in enterprise warrant and share-based expenses. Certain tranches of enterprise warrants completed their amortization period during FQ2’25 and therefore no longer contributed to sales and marketing expenses in FQ3’25. Excluding enterprise warrant expense, sales and marketing expense increased $6 million, or 28%, as we invested in certain marketing and promotional campaigns. ● General and administrative increased $6 million, or 4%, driven by modest increases in employee benefit expenses, professional fees, and software and subscriptions. ● Technology and data analytics increased $13 million, or 21%, as transaction count increased 46% and contributed to a $9 million, or 29%, increase in infrastructure expenses. Employee expenses also increased by approximately $4 million as we invested in incremental headcount to support growth-oriented projects. ● Sales and marketing increased $7 million, or 40%, with roughly a third of the growth coming from profit-sharing expense and the remainder primarily from various forms of marketing. ● General and administrative increased $7 million, or 9%, driven by a combination of increases in certain customer service costs, employee benefit expenses, professional fees, and travel expenses.

Year-over-Year Comparison: Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate 9 Affirm FQ3’25 Shareholder Letter Credit quality 30+ day delinquencies excluding Peloton and Pay-in-X loans declined 5 basis points quarter over quarter but increased 12 basis points year over year. The improvement relative to FQ2’25 was attributable to credit seasonality, as delinquencies have historically declined during the U.S. tax return season. The year-over-year increase of 12 basis points is attributable to the success of our pricing initiatives that we implemented predominantly in calendar year 2023 which have allowed us to responsibly extend credit to more consumers.

Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans U.S. Monthly Installment Loans from FQ1’22 through FQ1’25 10 Affirm FQ3’25 Shareholder Letter Net charge-off performance Recent cohorts of monthly installment loans cohorts are tracking towards approximately 3.5% ultimate net charge-offs as a percent of cohort GMV, which is consistent with the performance of historic loan cohorts. All recent vintages of Pay-in-4 loans are continuing to track to loss rates of less than 1% of GMV. Cumulative Net Charge-offs by Origination Vintage: Pay-in-4 Loans U.S. loans only

11 Affirm FQ3’25 Shareholder Letter Capital and funding update Funding Capacity increased to $23.3 billion at the end of FQ3’25, from $22.6 billion at the end of FQ2’25, marking the ninth consecutive quarter that funding capacity increased. We believe this capacity can support more than $50 billion in annual GMV based upon our weighted-average loan duration at the end of FQ3’25. The main highlights across the funding channels were: ● ABS: in February we priced the 2025-1 transaction, which was our largest ABS issuance to date and marked the inaugural issuance out of our Master Trust structure. The transaction was met with robust investor demand, including six new-to-Affirm institutional investors, contributing to the transaction being 3.6x oversubscribed. This facilitated favorable pricing versus the last transaction, with an approximately 100 basis point weighted-average spread across all tranches at pricing. ● Forward flow: we added approximately $300 million in capacity compared to FQ2’25 as we ramped loan sales to three institutional buyers, including the investment management arm of a global bank. We also conducted the first loan sale to Sixth Street Partners under the partnership that we previously announced in December 2024. ● Warehouse: we added approximately $700 million in capacity and two additional syndicated warehouse facilities. Capital allocation and liquidity At the end of March, we had approximately $2.1 billion in total liquidity split between cash and securities available for sale, approximately a $250 million increase compared to our total liquidity at the end of December. Against this amount, we had approximately $1.2 billion in convertible debt.

Financial Outlook

	Fiscal Q4 2025	Fiscal 2025
GMV	$9.40 - 9.70 billion	$35.70 - 36.00 billion
Revenue	$815 - 845 million	$3,163 - 3,193 million
Transaction Costs	$430 - 445 million	$1,721 - 1,736 million
Revenue Less Transaction Costs	$385 - 400 million	$1,442 - 1,457 million
Operating Margin	1 - 3%	(4.3) - (3.8)%
Adjusted Operating Margin	23 - 25%	23 - 23.6%
Weighted Avg. Basic Shares Outstanding	328 million	323 million
Weighted Avg. Diluted Shares Outstanding	344 million	341 million

Assumptions embedded within the outlook

Product mix

On a year-over-year basis, the mix of 0% APR GMV inclusive of Pay-in-X products is expected to increase. 0% APR products generally have a lower RLTC on both a dollar and percentage basis than equivalent interest-bearing products.

Macroeconomic environment

We observed an increase in GMV growth rate during the final week of March through the month of April, possibly due to macroeconomic conditions. The outlook assumes that growth in FQ4'25 will moderate from the levels observed in April.

Enterprise warrant expense

Enterprise warrant expense in FQ4'25 is expected to be similar to that in FQ3'25.

Funding

Equity Capital Required ("ECR") as a percentage of Total Platform Portfolio ("ECR Ratio") is expected to remain at or below 5%.

Product and Go-to-Market Initiatives

Our outlook includes the expected financial impact of our Affirm Money Account, the business-to-business (B2B) product, and our UK expansion. None of these initiatives are expected to be material growth contributors during FQ4'25.

A recently-launched wallet partnership is not expected to contribute materially to financial results in FQ4'25. This reflects that the partnership remains in the early stages of commercialization.

12 Affirm FQ3'25 Shareholder Letter

13 Affirm FQ3’25 Shareholder Letter About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network – one based on trust, transparency and putting people first – we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com Conference Call Affirm will host a conference call and webcast to discuss third fiscal quarter 2025 financial results on May 8, 2025, at 5:00 pm ET. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, Michael Linford, Chief Operating Officer, and Rob O’Hare, Chief Financial Officer. The conference call will be webcast live from the Company's investor relations website at https://investors.affirm.com/. A replay will be available on the investor relations website following the call. J.P. Morgan 53rd Annual Global Technology, Media, and Communications Conference May 13, 2025 Boston, MA William Blair 45th Annual Growth Stock Conference June 5, 2025 Chicago, IL Upcoming Investment Conferences Affirm will be attending the following upcoming investment conferences: never harge any late or hidden f es. Nasdaq London Investor Conference June 11, 2025 London, UK

Three Months Ended March 31, 2025 2024 (in millions, except GMV and percent data) (unaudited) GMV (in billions) $ 8.6 $ 6.3 Total Transactions (count) 31.3 21.5 Total Revenue, net $ 783.1 $ 576.2 Total Revenue as a % of GMV 9.2% 9.2 % Transaction Costs (Non-GAAP) $ 430.6 $ 345.2 Transaction Costs as a % of GMV 5.0% 5.5 % Revenue Less Transaction Costs (Non-GAAP) $ 352.6 $ 230.9 Revenue Less Transaction Costs as a % of GMV (Non-GAAP) 4.1% 3.7 % Operating Loss $ (8.4) $ (160.8) Operating Margin (1.1) % (27.9) % Adjusted Operating Income (Non-GAAP) $ 173.7 $ 78.5 Adjusted Operating Margin (Non-GAAP) 22.2% 13.6 % Net Income (Loss) $ 2.8 $ (133.9) Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators March 31, 2025 June 30, 2024 March 31, 2024 (unaudited) Active Consumers (in millions) 21.9 18.7 18.1 Transactions per Active Consumer 5.6 4.9 4.6 Active Merchants (in thousands) 358.4 303.0 292.3 Total Platform Portfolio (Non-GAAP) (in billions) $ 13.7 $ 11.0 $ 10.4 Equity Capital Required (Non-GAAP) (in millions) $ 636.8 $ 596.3 $ 607.4 Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP) 4.6% 5.4% 5.9 % Allowance for Credit Losses as a % of Loans Held for Investment 5.7% 5.5% 5.3% 14 Affirm FQ3’25 Shareholder Letter

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who completes at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income - The Company defines adjusted operating income as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating loss; and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. 15 Affirm FQ3’25 Shareholder Letter

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company’s core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations. 16 Affirm FQ3’25 Shareholder Letter

Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a contractual point-of-sale relationship with Affirm or a platform partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. For certain committed forward flow loan sale agreements, the stated funding capacity reflects the maximum outstanding unpaid principal balance at a point in time for loans sold under the agreement, subject to meeting certain conditions which may not have yet been satisfied as of the measurement date. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Average Asset Yield - The Company defines average asset yield as the annualized interest income on unpaid principal balance, divided by the average of loans held for investment during the period. The Company believes that average asset yield is a useful indicator of annualized yield on loans from interest income paid by consumers. Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement. Average Cost of Funds - The Company defines average cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. 17 Affirm FQ3’25 Shareholder Letter

Card attach rate - The Company defines card attach rate as active cardholders divided by total active consumers at the end of a given period. The Company believes card attach rate is a useful performance indicator to both the Company and investors because it reflects the rate of our card product adoption among our active consumer base. Dollar-Based Net Expansion - The Company defines dollar-based net expansion as the quarterly GMV generated by merchants who were active during the same quarter in the prior fiscal year, divided by the GMV generated by that same group of merchants during the same quarter in the prior fiscal year. This calculation excludes GMV from outside the U.S., as well as GMV from Returnly, and direct-to-consumer products such as Affirm Card and one-time virtual cards. The Company believes dollar-based net expansion is a useful performance indicator to both the Company and investors as it reflects the ability to retain and grow GMV from its existing merchant base over time. Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 18 Affirm FQ3’25 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants partners, commerce platforms and consumers and retain and grow its relationships with existing merchants partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, uncertainty relating to the magnitude, duration and impact of tariffs on global trade, the potential for more instability of financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 19 Affirm FQ3’25 Shareholder Letter

March 31, 2025 June 30, 2024 Assets Cash and cash equivalents $ 1,351,148 $ 1,013,106 Restricted cash 384,811 282,293 Securities available for sale at fair value 780,170 1,131,628 Loans held for sale 1 36 Loans held for investment 6,630,446 5,670,056 Allowance for credit losses (374,987) (309,097) Loans held for investment, net 6,255,459 5,360,959 Accounts receivable, net 220,279 353,028 Property, equipment and software, net 543,327 427,686 Goodwill 522,346 533,439 Intangible assets 12,416 13,502 Commercial agreement assets 65,178 104,602 Other assets 301,052 299,340 Total assets $ 10,436,187 $ 9,519,619 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 41,057 $ 41,019 Payable to third-party loan owners 176,996 159,643 Accrued interest payable 23,944 24,327 Accrued expenses and other liabilities 173,629 147,429 Convertible senior notes, net 1,152,019 1,341,430 Notes issued by securitization trusts 4,084,934 3,236,873 Funding debt 1,908,693 1,836,909 Total liabilities 7,561,272 6,787,630 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 281,746,395 shares issued and outstanding as of March 31, 2025; 3,030,000,000 shares authorized, 267,305,456 shares issued and outstanding as of June 30, 2024 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 40,774,346 shares issued and outstanding as of March 31, 2025; 140,000,000 shares authorized, 43,747,575 shares issued and outstanding as of June 30, 2024 1 1 Additional paid in capital 6,045,479 5,862,555 Accumulated deficit (3,126,062) (3,109,004) Accumulated other comprehensive loss (44,504) (21,565) Total stockholders’ equity 2,874,916 2,731,989 Total liabilities and stockholders’ equity $ 10,436,187 $ 9,519,619 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 20 Affirm FQ3’25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited) (in thousands, except share and per share amounts) Three Months Ended March 31, 2025 2024 Revenue Merchant network revenue $ 213,973 $ 159,292 Card network revenue 58,572 35,676 Total network revenue 272,545 194,968 Interest income 402,701 315,712 Gain on sales of loans 75,838 40,183 Servicing income 32,050 25,294 Total revenue, net 783,135 576,157 Operating expenses Loss on loan purchase commitment 57,290 44,143 Provision for credit losses 147,252 122,443 Funding costs 107,631 90,449 Processing and servicing 118,398 88,209 Technology and data analytics 152,620 124,828 Sales and marketing 74,022 132,950 General and administrative 134,303 128,721 Restructuring and other 12 5,203 Total operating expenses 791,527 736,946 Operating loss $ (8,393) $ (160,789) Other income, net 13,738 27,743 Income (loss) before income taxes $ 5,345 $ (133,046) Income tax expense 2,541 890 Net income (loss) $ 2,804 $ (133,936) Other comprehensive income (loss) Foreign currency translation adjustments $ 3,550 $ (10,879) Unrealized gain (loss) on securities available for sale, net 778 (30) Gain (loss) on cash flow hedges (1,279) 750 Net other comprehensive income (loss) 3,049 (10,159) Comprehensive income (loss) $ 5,853 $ (144,095) Per share data: Net income (loss) per share attributable to common stockholders for Class A and Class B Basic $ 0.01 $ (0.43) Diluted $ 0.01 $ (0.43) Weighted average common shares outstanding Basic 324,053,967 312,626,728 Diluted 344,224,332 312,626,728 Three Months Ended March 31, 2025 2024 General and administrative $ 50,344 $ 51,947 Technology and data analytics 21,309 21,105 Sales and marketing 3,749 3,858 Processing and servicing 205 165 Total stock-based compensation in operating expenses $ 75,607 $ 77,075 The following table presents the components and classification of stock-based compensation (in thousands): 21 Affirm FQ3’25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) Three Months Ended March 31, 2025 2024 Cash flows from operating activities Net income (loss) $ 2,804 $ (133,936) Adjustments to reconcile net loss to net cash used in operating activities: Provision for losses 147,252 122,443 Amortization of premiums and discounts on loans (60,531) (49,704) Gain on sales of loans (75,838) (40,183) Gain on extinguishment of debt — (5,359) Changes in fair value of assets and liabilities 834 1,267 Amortization of commercial agreement assets 10,913 15,855 Amortization of debt issuance costs 10,308 6,130 Amortization of discount on securities available for sale (7,564) (9,158) Commercial agreement warrant expense 36,063 95,973 Stock-based compensation 75,607 77,075 Depreciation and amortization 59,467 37,012 Other 12,131 6,514 Change in operating assets and liabilities: Purchases and origination of loans held for sale (789,323) (891,473) Proceeds from the sale of loans held for sale 789,362 900,864 Accounts receivable, net (19,884) 10,721 Other assets 9,429 99,850 Accounts payable (9,568) (24,581) Payable to third-party loan buyers 19,751 (4,837) Accrued interest payable (2,277) 650 Accrued expenses and other liabilities 1,453 (6,971) Net cash provided by operating activities 210,389 208,152 Cash flows from investing activities Purchases and origination of loans held for investment (7,676,063) (5,223,719) Proceeds from the sale of loans held for investment 2,858,471 1,203,078 Principal repayments and other loan servicing activity 4,988,174 3,777,977 Additions to property, equipment and software (53,012) (46,476) Purchases of securities available for sale (368,710) (267,920) Proceeds from maturities and repayments of securities available for sale 263,817 409,846 Other investing cash inflows 22,841 459 Net cash provided by (used in) investing activities 35,518 (146,755) Cash flows from financing activities Proceeds from the issuance of funding debt 6,130,641 2,385,363 Payment of debt issuance costs (19,689) (2,908) Principal repayments of funding debt (6,383,990) (2,673,508) Extinguishment of convertible debt — (25,560) Proceeds from issuance of notes and certificates by securitization trust 1,000,000 500,000 Principal repayments of notes issued by securitization trust (900,000) — Proceeds from exercise of common stock options and warrants and contributions to ESPP 10,527 1,154 Payments of tax withholding for stock-based compensation (83,043) (72,512) Net cash provided by (used in) financing activities (245,554) 112,029 Effect of exchange rate changes on cash, cash equivalents and restricted cash (1,548) (1,713) Net increase in cash, cash equivalents and restricted cash (1,198) 171,713 Cash, cash equivalents and restricted cash, beginning of period 1,737,157 1,447,978 Cash, cash equivalents and restricted cash, end of period $ 1,735,959 $ 1,619,691 22 Affirm FQ3’25 Shareholder Letter

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended March 31, 2025 2024 Supplemental disclosures of cash flow information Cash payments for interest expense $ 101,662 $ 86,047 Cash paid for operating leases 4,179 3,696 Cash paid for income taxes 1,322 17 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software 44,369 30,981 Right of use assets obtained in exchange for operating lease liabilities 7,418 — 23 Affirm FQ3’25 Shareholder Letter

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income, adjusted operating margin, non-GAAP general and administrative expense, non-GAAP technology and data analytics expense, non-GAAP sales and marketing expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
	(in thousands, except percent data)	
Operating expenses		
Loss on loan purchase commitment	$ 57,290	$ 44,143
Provision for credit losses	147,252	122,443
Funding costs	107,631	90,449
Processing and servicing	118,398	88,209
Transaction costs (Non-GAAP)	**$ 430,571**	**$ 345,244**
Technology and data analytics	152,620	124,828
Sales and marketing	74,022	132,950
General and administrative	134,303	128,721
Restructuring and other	12	5,203
Total operating expenses	**$ 791,527**	**$ 736,946**
Total revenue	**$ 783,135**	**$ 576,157**
Less: Transaction costs (Non-GAAP)	(430,571)	(345,244)
Revenue less transaction costs (Non-GAAP)	**$ 352,564**	**$ 230,913**
Operating income (loss)	**$ (8,393)**	**$ (160,789)**
Add: Depreciation and amortization	59,476	45,189
Add: Stock-based compensation included in operating expenses	75,607	77,075
Add: Enterprise warrant and share-based expense	46,975	111,829
Add: Restructuring and other [1]	12	5,203
Adjusted operating income (Non-GAAP)	**$ 173,677**	**$ 78,506**
Divided by: Total revenue, net	$ 783,135	$ 576,157
Adjusted operating margin (Non-GAAP)	**22.2 %**	**13.6 %**
General and administrative expense	**$ 134,303**	**$ 128,721**
Less: Depreciation and amortization included in general and administrative expense	(571)	(606)
Less: Stock-based compensation included in general and administrative expense	(50,344)	(51,947)
Non-GAAP General and administrative expense	**$ 83,388**	**$ 76,168**
Technology and data analytics expense	**$ 152,620**	**$ 124,828**
Less: Depreciation and amortization included in technology and data analytics expense	(58,757)	(43,841)
Less: Stock-based compensation included in technology and data analytics expense	(21,309)	(21,105)
Non-GAAP Technology and data analytics expense	**$ 72,554**	**$ 59,882**
Sales and marketing expense	**$ 74,022**	**$ 132,950**
Less: Depreciation and amortization included in sales and marketing expense	(117)	(683)
Less: Stock-based compensation included in sales and marketing expense	(3,749)	(3,858)
Less: Enterprise warrant and share-based included in sales and marketing expense	(46,975)	(111,829)
Non-GAAP Sales and marketing expense	**$ 23,181**	**$ 16,580**

	March 31, 2025	June 30, 2024	March 31, 2024
		(in thousands)	
Loans held for investment	$ 6,630,446	$ 5,670,056	$ 5,461,407
Add: Loans held for sale	1	36	127
Less: Funding debt	(1,908,693)	(1,836,909)	(1,613,272)
Less: Notes issued by securitization trusts	(4,084,934)	(3,236,873)	(3,240,871)
Equity capital required (Non-GAAP)	**$ 636,820**	**$ 596,310**	**$ 607,391**

[1] Restructuring and other costs includes expenses incurred in the period associated with the Company's restructurings and other exit and disposal activities.

[2] Within the table presented certain columns may not sum due to the use of rounded numbers

24 Affirm FQ3'25 Shareholder Letter

SUPPLEMENTAL DELINQUENCY INFORMATION Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 2.4% FY 2025 2.8% 2.5% 2.4% 60+ Day Delinquencies FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 90+ Day Delinquencies FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% 0.6% FY 2025 0.8% 0.7% 0.6% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 2.5% FY 2025 2.8% 2.5% 2.5% 60+ Day Delinquencies FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 1.5% FY 2025 1.7% 1.5% 1.5% 90+ Day Delinquencies FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY 2024 0.7% 0.7% 0.7% 0.6% FY 2025 0.8% 0.7% 0.7% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan 25 Affirm FQ3’25 Shareholder Letter